Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 20, 2007, the Company announced that, effective immediately, Philip C. Thomas has been appointed by the Company’s Board of Directors to the position of Chief Operating Officer. More details of this appointment are contained in the Company’s press release which is attached to this Current Report as an exhibit.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

99.1	Press Release of the Company, dated March 20, 2007, with respect to the appointment of Philip C. Thomas as Chief Operating Officer and certain other matters.